EXHIBIT 10.17

BOARD SERVICES AGREEMENT

THIS BOARD SERVICES AGREEMENT (the “Agreement”) is made by and between TILRAY, INC., a Delaware company (“Tilray” or “Company”) and CHRISTINE ST.CLARE (“Director”), as of June 1, 2018.

1. Appointment as Board Member. Director hereby agrees to serve as a member of the Board of Directors of Tilray (the “Board”) for an initial term of 1 year from the date of this Agreement (“Term”) unless this Agreement is otherwise terminated earlier. As a Board member, Director will provide the following services to the Company: (a) participate in regularly scheduled and special Board and committee meetings; (b) meet or otherwise confer with Company executives on an active and regular basis as requested by the CEO and/or Chairman of the Board; (c) serve as the Chairperson of the Audit Committee; (d) serve as a member of certain other committees, including without limitation the Compensation Committee; and (d) provide such other services, and perform such duties, as are customary and appropriate for Board members. Board meetings are typically held in person at the Company’s offices in Toronto, Ontario or in Seattle, Washington. In the event travel is required related to Board obligations, the Company will reimburse Director for reasonable travel and other incidental expenses approved by the Company, so long as Director provides the Company with appropriate receipts or other relevant documentation. Director is not an employee of the Company and has no authority to represent or obligate the Company by contract or otherwise. Subject to applicable law, Director may be removed from the Board at any time by a resolution of the Board or an ordinary resolution of the Company shareholders, and upon such removal, this Agreement will be automatically terminated (except for obligations in Section 3 below, the applicable terms of the indemnification agreement referenced below, which will survive termination). On the termination of Director’s appointment on the expiry of the Term (unless re-appointed for a further term) or otherwise (i) Director will at the request of the Company (where relevant) resign in writing as a director of the Company and of any subsidiary of the Company and Director irrevocably authorises any other director of the Company as Director’s attorney in Director’s name and on Director’s behalf to sign all documents and do all things necessary to give effect to this and (ii) Director will surrender to an authorised representative of the Company all correspondence, documents (including without limitation Board minutes and Board papers), copies thereof and other property of the Group. The appointment of Director to the Board and the obligations of Director in serving as a Board member are subject to the charter of the Company (“Charter”). In particular, Director will offer herself for election or re-election at the annual general meeting of the Company as required by the Charter and, if having offered herself for election or re-election, Director is not elected or re-elected, her appointment as a Director will terminate immediately.

2. Compensation. In connection with Director’s continuing service as a director and subject to approval by the Board, the Company shall: (a) provide Director with cash compensation of $55,000 per annum, paid quarterly, reflecting the following: $35,000 base, $15,000 for service as the Chairperson of the Audit Committee, and $5,000 for service on the Compensation Committee; and (b) issue to Director on each of the date hereof (or as soon as practicable thereafter), and each subsequent anniversary of the date hereof, so long as Director continues to serve as a director of the Company through such dates, a restricted stock unit (each an “RSU”) for 35,000 of the Company’s Class 2 Common shares. The RSU will be subject to the terms and conditions set forth in the Company’s Equity Incentive Plan. The RSU shall include a four-year vesting schedule, under which 25% of the shares will vest after twelve months of services, with the remaining shares vesting quarterly thereafter, until either the RSU is fully vested or Director’s Board service terminates, whichever occurs first; provided that, in the event the Director’s Board service is terminated other than (i) for cause or (ii) voluntarily by Director, all of the shares under the RSU will vest immediately.

3. Confidentiality Obligation and Fiduciary Obligations. Director acknowledges that, in Director’s capacity as a director of the Company, Director will be expected not to use or disclose any third party’s confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom Director has an obligation of confidentiality. Director acknowledges that as a result of Director’s service on the Board Director has obtained and will obtain confidential information relating to or provided by the Company and its subsidiaries (“Group”). During and after Director’s services with the Company, Director shall not disclose confidential information, knowledge or data relating to or provided by the Group other than to Director’s advisors who have a need to know such information. Additionally, as a reminder, as a member of the Company’s Board, Director has fiduciary duties to the Company.

4. Indemnification. Director will be entitled to indemnification for Board service in accordance with the Company’s charter documents and its standard form of indemnification agreement (a copy of which will be provided to Director).

5. Amendment. This Agreement may be amended or modified by the written consent of Tilray and Director.

6. Governing Law. This Agreement shall be governed in all respects by the laws of Delaware and the courts of Delaware shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TILRAY, INC.	CHRISTINE ST.CLARE

By:/s/ Brendan Kennedy	/s/ Christine St.Clare
Name: Brendan Kennedy	Address:
Title: CEO + President